Exhibit 10(t)

         FIRST AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT


     This Amendment is dated as of July 19, 1993 among BLOUNT, INC., a Delaware corporation ("Parent"), DIXON INDUSTRIES, INC., a Kansas corporation ("Dixon"), GEAR PRODUCTS, INC. ("Gear"); Parent, Dixon and Gear each being called "Seller", and collectively, "Sellers", and CONTINENTAL BANK N.A., a national banking associa-tion ("Purchaser").

                                Background

     1. Sellers and Purchaser have entered into a Receivables Purchase Agreement, dated as of November 8, 1991 (the "Existing Agreement"), pursuant to which Sellers have and continue to sell to Purchaser Undivided Interests (this and other terms not defined herein being used herein as defined in the Existing Agreement) in Pool Receivables, consisting of trade receivables under which the Obligors are United States residents.

     2. Sellers and Parent desire to amend the Existing Agreement to permit Receivables which are owed by Obligors which are not United States residents to be included as Pool Receivables, provided such Receivables are subject to and covered under export credit insurance policies issued by the Export-Import Bank of the United States ("Insurer"), subject to the limits and conditions stated herein.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

                                 ARTICLE I

                                AMENDMENTS

     1.   Subsections (d) and (e) of the definition of "Eligible
Receivable" contained in Appendix A to the Existing Agreement are amended as follows:

          Subsection (d) is amended by deleting the period at the end thereof and inserting ",provided subsection (d) shall not apply to Insured Receivables."

          Subsection (e) is amended in its entirety to read as follows: "(e) the Obligor of which (i) is not an Affili-ate of any of the parties hereto, (ii) is not a govern-ment or a governmental subdivision or agency, and (iii) is a United States resident or, if not a United States resident, such Receivable is an Insured Receivable."

     2. The definition of "Collections" contained in Appendix A to the Existing Agreement is amended by inserting in line 7 of subsection (a) after "insurance payments" the following "under the Policy or otherwise."
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     3.   The definition of "Pool Receivable" in Appendix A is
amended by deleting the period at the end thereof and inserting "and any Insured Receivable."

     4. A new definition of "Insured Receivable" should be inserted in Appendix A after the definition of "Initial Discount
Percentage":

          "Insured Receivable" means any Eligible Receivable insured by the Export-Import Bank of the United States ("Insurer") pursuant to one or more Export Credit Insurance Policies (all Policies together with all endorsements, declarations and amendments thereto, and all extensions and renewals thereof or substitutions therefor, being herein called the "Policy"), substantial-ly in the form of Schedule A-1 and each such Policy is assigned to Purchaser pursuant to a notification of amounts payable form, substantially in the form of Exhibit A-2 ("Assignment") and such Policy and Assignment are otherwise in a form satisfactory to the Purchaser; provided that the aggregate Unpaid Balance of all Insured Receivables owing from such Obligors which are not United States residents shall at no time exceed the lesser of the aggregate limit of liability as defined in Item No.
          4 of the Policy or $3,500,000.

     5. Section 6.01(l) is hereby amended by inserting in line 12 after "with respect thereto" the following:

     "except each Insured Receivable (i) shall be validly assigned at the time of purchase to Purchaser pursuant to an Assign-ment, and (ii) is and shall remain at the time of each purchase until paid in full, fully insured by Insurer to the full extent of the coverage under the Policy,

     6. The definition of "Related Security" contained in Appendix A to the Existing Agreement is amended by deleting the period at the end of the first sentence and inserting the following at the end of subsection (e): "including, without limitation, the Policy."

     7. Section 7.01(e) is amended in its entirety to read as follows:

          "Performance and Compliance with Receivables, Contracts and Policy. At its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables; all purchase orders and other agreements related to such Pool Receivables and under the Policy."

     8. Section 8.04 is amended by adding at the end thereof a new subsection (d) to read as follows:

          (d) Each Seller, if applicable, with respect to each Insured Receivable, shall (i) pay in a timely
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               manner, any and all premiums and fees required to
               maintain the Policy in full force and effect and to the full extent of the coverage thereunder; (ii) take any and all action necessary to maintain the Assignment in full force and effect, (iii) comply with all terms and conditions of the Policy and promptly file all claims as permitted to be filed in accordance with the terms of the Policy for all losses insured thereunder.

     9.   Section 9.01 is hereby amended by inserting after "Pool
Receivables" the following: "the Policy,"

     10. Section 13.01 is amended by inserting the following new subsections (x) and (xi) after subsection (ix):

          (x) Any Insured Receivable which is uninsured under the Policy for any reason whatsoever, whether in whole or in part, including, without limitation, due to the amount of, including, without limitation, any deductible under the Policy.

          (xi) The failure by the Seller, for any reason to
               (a) maintain the Policy or Assignment in full force and effect and to the full extent of the coverage thereunder; (b) pay in a timely manner, any and all premiums and fees required to maintain the Policy in full force and effect and to the full extent of the coverage thereunder; or (c) comply with all terms and conditions of the Policy and promptly file all claims as permitted to be filed in accor-dance with the terms of the Policy for all losses insured thereunder.

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                                ARTICLE II

                               MISCELLANEOUS

     SECTION 1. Representations and Warranties. Each Seller certifies that its representations and warranties contained in
Section 6.01 of the Existing Agreement are correct on and as of the date hereof as though made on and as of this date (except in the case of the representation made in Section 6.01(d) such representa-tion shall be modified to provide that the transfer and assignment of an Insured Receivable interest shall be assigned in whole rather than as an Undivided Interest) and no event has occurred and is continuing or would result from this Amendment, or the transactions contemplated hereby, constituting a Termination Event or Unmatured Termination Event.

     SECTION 2. Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE PURCHASERS IN THE RECEIVABLES IS GOVERNED BY THE LAWS OF THE JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

     SECTION 3. Confirmation of the Existing Agreement. Except as amended hereby, the Existing Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     SECTION 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                             BLOUNT, INC.,
                             as a Seller and initial Servicer


                             By /s/ Ronald K. Gorland
                               Title:  Treasurer

                             DIXON INDUSTRIES, INC.,
                             as a Seller


                             By /s/ Ronald K. Gorland
                               Title:  Treasurer



                             GEAR PRODUCTS, INC.,
                             as a Seller


                             By /s/ Ronald K. Gorland
                               Title:  Treasurer


                             CONTINENTAL BANK N.A.,
                             as Purchaser


                             By /s/ Kathleen M. Kulla
                               Title:  Vice President
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